Exhibit 99.B11

                         OPINION OF SHEARMAN & STERLING
                       WITH RESPECT TO VALIDITY OF SHARES

                                 S&S Letterhead


                                     [Date]

Vanguard Equity Income Fund
P.O. Box 2600
Valley Forge, PA 19482


Ladies and Gentlemen:

     We have acted as counsel to the Vanguard Equity Income Fund, a business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the following transactions pursuant to an Agreement and Plan of Reorganization (the "Plan") approved by the Board of Trustees of the Trust: (i) the transfer of all of the assets of Turner Growth and Equity Fund, a series of TIP Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Selling Fund") in exchange solely for shares of the common stock of Vanguard Capital Growth Fund (the "Fund"), a series of the Trust ("Fund Shares"); (ii) the assumption by the Fund of certain identified liabilities of the Selling Fund; and (iii) the distribution of Fund Shares to the shareholders of the Selling Fund in liquidation of the Selling Fund as provided in the Plan.

     We have examined the Declaration of Trust and Bylaws of the Trust, its registration statement on Form N-14 in which this opinion letter is included as an exhibit (the "Registration Statement") and the Plan in the form approved by the Board of Trustees of the Trust. We have also examined and relied upon a certificate of the Secretary of State of the State of Delaware to the effect that the Fund is duly formed and existing under the laws of the State of Delaware and in good standing in the State of Delaware.

     In addition, we have examined and relied upon a certificate of the Secretary of the Trust certifying that the Plan presented to us is substantially in the form approved by the Board of Trustees of the Trust and further certifying the votes of the Board of Trustees of the Trust approving the Plan and authorizing the issuance of the Fund Shares pursuant to the Plan. We have also examined and relied upon such records of the Trust and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all

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signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion and advise you that:

     1. The Trust is validly existing as a business trust in good standing under the laws of the State of Delaware; and

     2. The Fund Shares to be issued in accordance with the terms of the Plan, when so issued, will constitute validly issued, fully paid and nonassessable shares under the laws of the State of Delaware.

     We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm in the Combined Prospectus/Proxy Statement included in the Registration Statement under the captions [the caption heading of each section where Shearman & Sterling is named], and under the caption ["Other Information - Counsel and Auditors" and {the caption heading of each section where Shearman & Sterling is named}] contained in the Statement of Additional Information of the Trust dated [____].

     Please be advised that we are opining as set out above as members of the bars of the State of New York and the District of Columbia. This opinion does not extend to the securities or "blue sky" laws of any state.


                                            Very truly yours,

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